EXHIBIT 99.1
FOR IMMEDIATE RELEASE
SurModics Reports First Quarter 2008 Results
Double-Digit Growth in All Three Operating Segments
EDEN PRAIRIE, Minnesota — January 23, 2008 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, today reported financial results for the first quarter ended December 31, 2007.
First Quarter Highlights:
•	Record revenue of $23.8 million, up 42% year-over-year
•	Operating income of $7.6 million, down 7% year-over-year; operating margin of 32%
•	Net income of $5.6 million, down 6% year-over-year
•	Diluted EPS of $0.31, down 3% year-over-year
•	Operating cash flow of $4.4 million
•	Double-digit year-over-year revenue growth in all three operating segments:
•	Drug Delivery — up 62%

•	Hydrophilic and Other — up 43%

•	In Vitro — up 14%
•	Non-CYPHER-related revenue increased 81% year-over-year
•	Nine new licenses signed with SurModics customers
•	Two new customer products introduced
“SurModics is pleased to announce record revenue for the first quarter of fiscal 2008,” said Bruce Barclay, president and CEO. “We are particularly pleased to report broad-based contribution across the company, including double-digit revenue growth in all three operating segments. We continue to make excellent progress on our strategic plan for sustainable growth, including our efforts to diversify our revenue, as evidenced by the 81% increase in non-Cypher-related revenue. First quarter results also represent a record for quarterly revenue in our legacy business, excluding contributions from Brookwood Pharmaceuticals and BioFX Laboratories. We remain confident in our ability to achieve our fiscal 2008 company goals as well as our long-term strategic objectives.”

SurModics First Quarter 2008 Results

“Together with our partners, we are making excellent progress in our product development programs. Our collaboration with Merck, as well as additional projects in ophthalmology and other business units are keeping our development teams extremely busy,” noted Barclay. “For example, we performed approximately $1.9 million in billable R&D work for Merck alone in the quarter, even though we recognized less than $100,000 of that as revenue; the remainder sits in deferred revenue and will be recognized in future periods. Also, this is our first full quarter of operations including contributions from Brookwood and BioFX, and the integration of these companies continues to track to our expectations. We are already realizing technology synergies from several joint development projects between Brookwood and SurModics, deepening our capabilities in both polymer-based systemic and site-specific drug delivery. We remain excited about the many opportunities for technology and product synergies gained through these recent acquisitions, and are pleased that both organizations had positive profit contribution in the quarter.”
Revenue for the first quarter of fiscal 2008 was $23.8 million, an increase of 42% from $16.7 million in the year earlier period. Total operating expenses, including product costs, were $16.3 million, an 88% increase from $8.6 million last year. Operating income was $7.6 million, a decrease of 7% compared with $8.1 million in the prior-year period. Net income was $5.6 million, a decrease of 6% from $6.0 million in the same period last year. Diluted earnings per share was $0.31, a 3% decrease from $0.32 in the first quarter of fiscal 2007. Earnings growth did not keep pace with revenue growth primarily as a result of the accounting treatment for revenue and expenses associated with our Merck agreement, as well as a changing mix of revenue sources.
SurModics’ pipeline continues to represent significant potential. The company signed nine new licenses in the first quarter, and has a goal of signing 18 new licenses in fiscal 2008. SurModics customers launched two new product classes in the marketplace during the quarter, as the company works toward its goal of 10 launches in fiscal 2008. As of December 31, 2007, SurModics’ customers had 100 licensed product classes generating royalty revenue, up from 89 in the prior-year period; the total number of licensed product classes not yet launched was 105, compared with 80 in the prior-year period; and major non-licensed opportunities totaled 93, compared with 80 a year ago. In total, SurModics now has 198 potential commercial products in development.

SurModics First Quarter 2008 Results

SurModics’ cash and investment balance was $72.5 million as of December 31, 2007. Operating cash flow for the quarter was $4.4 million, compared with $11.8 million in the prior year period. The decrease in operating cash flow principally reflects timing of tax payments both in the first quarter of fiscal 2008 and the first quarter of fiscal 2007.
“SurModics continues to strengthen its financial condition,” said Phil Ankeny, senior vice president and chief financial officer. “SurModics is utilizing its strong balance sheet and solid cash flows, having acquired two companies and completing our first share repurchase program in 2007. Our strong financial position has allowed us to return capital to shareholders, further enhancing long-term shareholder value, and we were pleased to announce a new $35 million share repurchase program in November 2007.”
Live Webcast
SurModics will host a webcast at 5:00 p.m. ET (4:00 p.m. CT) today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the company’s website at www.surmodics.com, and click on the first quarter webcast icon. If you do not have access to the Internet and want to listen to the audio by phone, dial 800-240-7305. A replay of the first quarter conference call will be available by dialing 800-405-2236 and entering conference call ID 11107403. The audio replay will be available beginning at 7:00 p.m. CT on Wednesday, January 23, until 7:00 p.m. CT on Wednesday, January 30.
About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification and drug delivery technologies to the healthcare industry. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in improved patient outcomes. Core offerings include: drug delivery technologies (coatings, microparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. Collaborative efforts include a sustained drug delivery system in human trials for treatment of retinal disease and the drug delivery polymer matrix on the first-to-market drug-eluting coronary stent. SurModics is headquartered in Eden Prairie, Minnesota and its Brookwood

SurModics First Quarter 2008 Results

Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the company, visit www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the company makes with the SEC.
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, statements regarding diversifying and increasing SurModics’ revenue streams, the potential importance of the company’s Finale coating technology and statements regarding the company’s pipeline. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) realizing the full potential benefits of the company’s agreement with Merck requires the development of new products and applications of technology (2) costs or difficulties relating to the integration of the businesses of Brookwood Pharmaceuticals and BioFX Laboratories with SurModics’ business may be greater than expected and may adversely affect the company’s results of operations and financial condition; (3) the potential commercial value of the company’s Finale coating technology may take longer than anticipated to achieve or may not be achieved in its entirety or at all; (4) developments in the regulatory environment, as well as market and economic conditions, may adversely affect the business and profitability of SurModics and its ability to realize the potential of its pipeline; and (5) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Contacts
Maggie Knack, Director, Investor Relations, or
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700

SurModics First Quarter 2008 Results

SurModics, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended
	December 31,
	2007	2006
	(unaudited)
Revenue
Royalties and license fees	$13,178	$13,219
Product sales	5,207	2,726
Research & development	5,444	795

Total revenue	23,829	16,740

Operating expenses
Product	2,782	1,086
Research & development	8,727	5,207
Selling, general & administrative	4,749	2,338

Total operating expenses	16,258	8,631

Income from operations	7,571	8,109
Investment income	1,720	1,329

Income before income taxes	9,291	9,438
Income tax provision	(3,645)	(3,446)

Net income	$5,646	$5,992

Basic net income per share	$0.31	$0.32

Diluted net income per share	$0.31	$0.32

Weighted average shares outstanding
Basic	18,015	18,456
Diluted	18,428	18,556
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SurModics First Quarter 2008 Results

SurModics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	September 30,
	2007	2007
	(unaudited)
ASSETS

Current assets
Cash & investments	$26,324	$26,308
Accounts receivable	16,049	16,138
Inventories	2,404	2,497
Restricted cash	1,617	—
Other current assets	2,960	2,952

Total current assets	49,354	47,895

Property & equipment, net	20,132	19,738
Long-term investments	46,171	43,917
Other assets	58,121	59,781

Total assets	$173,778	$171,331

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities*	$8,619	$14,266

Deferred revenue (current and long-term)	26,737	25,891

Other liabilities	1,179	252

Total stockholders’ equity	137,243	130,922

Total liabilities & stockholders’ equity	$173,778	$171,331

*	Current liabilities exclude current portion of deferred revenue.
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SurModics First Quarter 2008 Results

SurModics, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended
	December 31,
	2007	2006
	(unaudited)
Operating activities
Net Income	$5,646	$5,992
Depreciation and amortization	1,488	986
Net change in operating assets and liabilities	(4,076)	3,924
Net other operating activities	1,371	878

Net cash provided by operating activities	4,429	11,780

Investing activities
Net purchases of property and equipment	(1,203)	(1,226)
Cash restricted for land purchase	(1,617)	—
Net other investing activities	381	2,016

Net cash provided (used) by investing activities	(2,439)	790

Financing activities
Issuance of common stock	335	1,470
Purchase of performance shares to fund employee taxes	(1,207)	(42)
Repurchase of common stock	—	(17,516)
Net other financing activities	68	—

Net cash used by financing activities	(804)	(16,088)

Net change in cash and cash equivalents	1,186	(3,518)

Cash and cash equivalents
Beginning of period	13,812	3,751

End of period	$14,998	$233

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